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                                                                      Exhibit 99

CONTACT:
Sara Buda
Lionbridge Technologies
(781) 434-6190
sara_buda@lionbridge.com

               LIONBRIDGE CONFIRMS MOVE TO NASDAQ SMALL CAP MARKET

                       Elects Not To Reverse Split Stock;
           Reiterates Q3 2002 Profitability and 2003 Revenue Estimates

WALTHAM, Mass. - August 28, 2002 -- Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced that it will not conduct a reverse stock split as previously discussed by the Company. Based on its increasingly positive outlook for 2002 and 2003, and recent negative investor sentiment toward reverse stock splits, the Company decided it would be in the best interests of its shareholders to accept listing on the Nasdaq SmallCap Market rather than conduct a reverse stock split to continue trading on Nasdaq National Market. Lionbridge will begin trading on Nasdaq SmallCap on Friday, August 30. The Lionbridge ticker symbol
(LIOX) will remain the same.

"In contrast to the first half of this year, recent research and investor sentiment suggest that a reverse split would unnecessarily penalize Lionbridge investors," said Rory Cowan, CEO, Lionbridge. "Because we only tripped the $3 minimum bid price requirement and not the usual $1 share price issue, we've decided that instead of jumping on the reverse split bandwagon, we're going do what we feel is best for our shareholders. With our strong Q2 financial results and increasingly positive outlook for the rest of 2002 and 2003, we believe Lionbridge is very well positioned for continued growth."

Lionbridge recently announced results of its second quarter 2002 with revenues of $29.5 million, about 20% higher than the first quarter of 2002 and 30% higher than the second quarter of 2001. Lionbridge also confirmed its plan for achieving positive GAAP Net Income in the third quarter of 2002 and reiterated its forecast for $5-7 million of Earnings Before Interest Taxes Depreciation and Amortization (EBTIDA) for 2002. Lionbridge also reiterated its 2003 revenue outlook with estimated revenues of approximately $130 million, which would yield about $12 million of EBITDA or approximately $5 million of GAAP net income.

"There are a number of companies facing listing requirement challenges in this economy," said David Weild, Vice Chairman of The Nasdaq Stock Market. "Lionbridge had options available to it to gain conformance with listing rules in Nasdaq National Market but decided that this was the best solution for shareholders for the time being. I'm hopeful that they will be able to reapply to the Nasdaq National Market before too long."

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ABOUT LIONBRIDGE
Lionbridge Technologies, Inc. provides solutions for worldwide deployment of technology and content to global 2000 companies in the technology, life sciences and financial services industries. Lionbridge globalization solutions, testing and compatibility services and multilingual content management technologies help clients reduce cost, speed time to market, and ensure the integrity of global brands. Based in Waltham, Mass., Lionbridge maintains facilities in Ireland, The Netherlands, France, Germany, China, South Korea, Japan, Brazil, and the United States. To learn more, visit www.lionbridge.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that involve risks and uncertainties, including those statements relating to expected profitability, revenue, EBITDA and net income for the current fiscal year and 2003. Lionbridge's actual experience may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the termination of customer contracts prior to the end of their term; Lionbridge's dependence on clients' product releases to generate revenues; the loss of a major client; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; the impact of foreign currency fluctuations on its operating results and revenue growth; risks associated with management of growth; market acceptance of new service offerings; the failure to keep pace with the rapidly changing requirements of its clients; Lionbridge's ability to attract and retain key personnel; Lionbridge being held liable for defects or errors in its solutions; one or more of Lionbridge's multi-year outsourcing relationships may be unprofitable; political, economic and business fluctuations in domestic and international markets; as well as risks of downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition and competitive pricing pressures; and Lionbridge's ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2002 and the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2002.

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